FIRST AMENDMENT TO THE
                       CCC INFORMATION SERVICES GROUP INC.
                            2000 STOCK INCENTIVE PLAN

     WHEREAS, the Board of Directors (the "Board") of CCC Information Services Group Inc. (the "Company") adopted the CCC Information Services Group Inc. 2000 Stock Incentive Plan (the "Plan") on May 11, 2000, and the Company's stockholders approved the adoption of the Plan on May 25, 2000; and

     WHEREAS, as a result of the enactment of the Sarbanes-Oxley Act of 2002, the Board desires to amend the Plan to modify Section 9 thereof which provides for loans to key employees to acquire common stock of the Company pursuant to the Plan; and

     WHEREAS, the Board desires to further amend the Plan to modify the provisions thereof describing permitted transfers of awards made under the Plan; and

     WHEREAS, pursuant to Section 15 of the Plan, such amendments may be adopted by the Board without stockholder approval;

     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the dates set forth below:

     1. Section 9 of the Plan is hereby amended by adding the following new paragraph (f) thereto, effective as of July 30, 2002.

          "(f) Notwithstanding anything contained in this Section 9 to the contrary, on and after July 30, 2002, no loan may be granted to any Key Employee who is a director or executive officer of the Company.
          For purposes of this Section 9(f), an "executive officer" of the Company means its President, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy making function and any other person who performs similar policy making functions. Executive officers of subsidiaries of the Company are also executive officers of the Company if they perform such policy making functions for the Company."

     2. The second sentence of Section 14(g) of the Plan is hereby deleted in its entirety and the following sentences are substituted in place thereof, effective as of February 1, 2003:

          "Under such rules and procedures as the Committee may establish, a Key Employee who holds an Incentive may transfer such Incentive, by a gift or a domestic relations order only, to any of such Key Employee's family members, provided that (i) the Award Agreement with respect to such Incentives expressly so permits or is amended to so permit, (ii) the Key Employee does not receive any consideration for such transfer, and (iii) the Key Employee provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. For purposes of this Section 14 (g), a Key Employee's "family members" include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Key Employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Key Employee) control the management of assets, and any other entity in which these persons (or the Key Employee) own more than fifty percent of the voting interests."